UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 18, 2001


                    Federal Agricultural Mortgage Corporation
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)


   Federally chartered
   instrumentality of
   the United States                     0-17440             52-1578738
  -------------------------------      ------------         ------------
 (State or other jurisdiction of       (Commission        (I.R.S. Employer
  incorporation or organization)       File Number)       Identification No.)




919 18th Street, N.W., Suite 200, Washington, DC                20006
------------------------------------------------             ------------
   (Address of principal executive offices)                   (Zip Code)


       Registrant's telephone number, including area code: (202) 872-7700


                                    No Change
                                   ----------
          (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits.

      (a)   Not applicable.

      (b)   Not applicable.

      (c)   Exhibits:

                  99    Press release dated October 18, 2001.

Item 9.  Regulation FD Disclosure.

     On October 18, 2001, the Registrant issued a press release announcing the Registrant's financial results for third quarter 2001. The press release is filed as Exhibit 99 hereto and incorporated herein by reference.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION



                                    By:   /s/ Nancy E. Corsiglia
                                       ---------------------------------
                                        Name:   Nancy E. Corsiglia
                                        Title:  Vice President - Finance




Dated:      October 19, 2001

                                  EXHIBIT INDEX

Exhibit No.                   Description                           Page No.
-----------                   -----------                           --------

99                  Press Release Dated October 18, 2001               5

                                                         Exhibit 99
FARMER MAC - NEWS




FOR IMMEDIATE RELEASE                                         CONTACT
October 18, 2001                                            Tom Clark
                                                            202-872-7700


                      Farmer Mac Sets New Earnings Records

                       Guarantee Portfolio Tops $4 Billion


     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGMA) today announced diluted operating earnings per share of $0.42 for third quarter 2001, a new record and a 75 percent increase over third quarter 2000 diluted earnings per share of $0.24. Operating income was $5.0 million for the quarter and $12.3 million year-to-date, compared to $2.7 million and $7.6 million for the same periods in 2000. Operating income, revenues, and earnings per share are measures that exclude the cumulative effect of the change in accounting principles recognized on January 1, 2001 under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), and its ongoing effects during 2001, in order to present measures consistent with prior presentations. Net income for third quarter 2001, including the cumulative and ongoing effects of FAS 133 during the quarter, was $4.9 million or $0.41 per share.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman observed, "The steady pace of Farmer Mac loan purchases through the Farmer Mac I and Farmer Mac II programs, as well as long-term standby commitments, took our outstanding guarantee portfolio past the $4.0 billion mark for the first time. That represents a net increase of over $1.0 billion compared to the year-earlier level. Revenue growth from the annuity-like income stream from outstanding guarantees, combined with prudent interest rate risk management, again delivered a strong bottom line."

     "Our marketing efforts during the quarter focused on increasing awareness of the significance of our brand name and building relationships among agricultural lenders. As our current business partners expand their use of our programs and we establish new sources of business, our market share continues to grow and our stable base for future revenues builds upon itself. While Farmer Mac is pleased to report record earnings for the quarter, it is important to note that approximately $438,000 ($0.04 per share) of the third quarter net income resulted from yield maintenance payments received in conjunction with borrower prepayments. The income realized from yield maintenance payments is, in effect, the accelerated present value of an expected future income stream which, in turn, leads to slightly reduced net interest income in future reporting periods. The timing and size of these payments varies greatly and, as such, variations should not be viewed as an indicator of positive or negative trends to gauge future financial results. The continuing growth of our guarantee portfolio is the engine that delivers value to our stockholders, participating sellers and, most importantly, rural America. We believe Farmer Mac is on track to meet or exceed market analyst projections as of the date of this release for its financial performance in 2001."

Net Interest Income

     Net interest income was $7.9 million for third quarter 2001, and $19.7 million year-to-date, compared to $4.3 million and $13.2 million for the same periods in 2000. The net interest yield, exclusive of guarantee fees, was 0.98 percent for third quarter 2001, compared to 0.82 percent for second quarter 2001 and 0.62 percent for third quarter 2000. The strength in the net interest yield is a result of continued emphasis on sound interest rate risk management and debt issuance strategies and a 0.09 percent effect from yield maintenance payments.

Other Income

     Other income, which is comprised of guarantee fee income and miscellaneous income, totaled $4.3 million for third quarter 2001 and $11.7 million for year-to-date 2001, compared to $3.1 million and $8.6 million, respectively, in 2000. Guarantee fee income, the largest component of other income, was $4.2 million for third quarter 2001, compared to $3.0 million for third quarter 2000 and $3.7 million for second quarter 2001. The relative increase in guarantee fees reflects an increase in the average balance of outstanding guarantees. Miscellaneous income was $137,000 for third quarter 2001, compared to $78,000 and $116,000 for third quarter 2000 and second quarter 2001, respectively.

Operating Expenses

     During third quarter 2001, operating expenses totaled $2.5 million, compared to $2.1 million for third quarter 2000 and $2.8 million for second quarter 2001. Operating expenses as a percentage of operating revenues were 21 percent for third quarter 2001, compared to 28 percent for both third quarter 2000 and second quarter 2001.

Credit

     As of September 30, 2001, Farmer Mac I loans purchased or guaranteed after the enactment in 1996 of changes to Farmer Mac's statutory charter ("post-1996 Act loans") that were 90 days or more past due, in foreclosure or in bankruptcy represented 2.16 percent of the principal balance of all post-1996 Act loans, compared to 1.80 percent as of September 30, 2000 and 1.72 percent as of June 30, 2001. (Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans; pre-1996 Act loans are supported by mandatory 10 percent subordinated interests that mitigate Farmer Mac's credit exposure.) Farmer Mac anticipates fluctuations in the delinquency rate from quarter to quarter, with higher levels likely to be reported at the end of the first and third quarters of each year due to the semiannual payment characteristics of most Farmer Mac loans.

     Total direct governmental payments to the agricultural sector for 2000 as reported by the U.S. Department of Agriculture (USDA) were a record $22.9 billion. Although the USDA forecast for 2001 reflects slightly lower government payments of $20.0 billion, the decline is primarily due to a $2.5 billion reduction in deficiency payments resulting from higher crop prices. Overall, USDA is forecasting net cash income on farms at $60.8 billion, or 6 percent above the 2000 level and substantially above the 1990-2000 average of $55.0 billion. Nationwide, USDA currently forecasts farm real estate values to rise during 2001 to $932.9 billion, up slightly over 2000. Regionally, farm real estate values may vary with differing rates of increase, or even decreases, depending on commodities grown and regional economic factors.

     Management believes that existing post-1996 Act delinquent loans have current loan-to-value ratios that adequately protect against losses at liquidation, with the exception of certain loans that are secured in whole or in part by depreciable assets or by real estate planted with commodities that do not benefit from direct governmental payments. Farmer Mac expects to incur losses upon the liquidation of some of those delinquent loans, such as the $750,000 in losses recognized during third quarter 2001. Management believes further potential losses are adequately covered by the reserve for losses, based on the value of the collateral securing the loans and Farmer Mac's loan collection experience. In certain collateral liquidation scenarios Farmer Mac may recover amounts previously written off if liquidation proceeds exceed previous estimates. During third quarter 2001, Farmer Mac recovered approximately $352,000 of previously written off assets. As of September 30, 2001, the weighted average original loan-to-value ratio for all post-1996 Act loans was 49.4 percent. Farmer Mac's provision for principal and interest losses was $2.0 million for third quarter 2001, compared to $1.1 million for third quarter 2000 and $1.4 million for second quarter 2001. As of September 30, 2001, Farmer Mac's net reserve for losses totaled $14.7 million, or 0.44 percent of outstanding post-1996 Act loans and AMBS, compared to $13.2 million (0.43 percent) as of June 30, 2001 and $10.0 million (0.43 percent) as of September 30, 2000.

Provision for Income Taxes

     The provision for income taxes totaled $2.5 million for third quarter 2001 and $6.1 million year-to-date, compared to $1.5 million and $4.2 million for the same periods in 2000. Farmer Mac's effective tax rate for third quarter 2001 was
33.3 percent compared to 35.5 percent for both second quarter 2001 and third quarter 2000. The reduction in the rate for third quarter 2001 reflects the effects of certain tax-advantaged investment securities.

Capital

     Farmer Mac's regulatory core capital totaled $116.3 million as of September 30, 2001, compared to $101.2 million as of December 31, 2000 and $110.6 million as of June 30, 2001. The regulatory core capital balance as of September 30, 2001 exceeded Farmer Mac's regulatory minimum capital requirement by approximately $8.2 million.

     On April 12, 2001, the Farm Credit Administration ("FCA") issued its final risk-based capital regulation for Farmer Mac. The regulation became effective on May 23, 2001, and Farmer Mac will be required to meet the risk-based capital standards by May 23, 2002. As noted in our June 12, 2000 comment letter to the FCA on the proposed regulation, Farmer Mac believes that certain significant aspects of the risk-based capital regulation do not comply with the authorizing statute. We have maintained a dialogue with FCA regarding the application of the regulation and the complex underlying economic model - particularly the provisions that suggest to us that the FCA went outside the authorizing statute. If no change is made to the regulation before compliance is required, it could lead to an increase in the capital requirement for certain newly guaranteed program assets and so alter Farmer Mac's strategic plan for future growth. While we are at this time uncertain whether the regulation, as issued, would alter that strategic plan, we continue to expect that any issues raised by the regulation will be resolved in accordance with the authorizing statute before Farmer Mac is required to meet the risk-based capital standards.

     Average return on equity, excluding the effects of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, and FAS 133, reached 17.7 percent for third quarter 2001, compared to 11.3 percent for third quarter 2000 and 13.8 percent for second quarter 2001.

Financial Statement Effects of FAS 133

     During third quarter 2001, the net after-tax charge against earnings resulting from FAS 133 was $190,000, and the net after-tax decrease in accumulated other comprehensive income was $14.1 million. For second quarter 2001, the net after-tax charge against earnings and the reduction in accumulated other comprehensive income were $102,000 and $3.3 million, respectively. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital. Management believes that reporting financial results by reference to operating income, revenues, and earnings per share (excluding the effects of FAS 133) provides a more accurate comparison of Farmer Mac's financial performance to previous presentations.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve assumptions, estimates, and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. Some of the important factors that could cause Farmer Mac's actual results to differ materially from management's expectations include: (1) uncertainties regarding the rate and direction of the development of the secondary market for agricultural mortgage loans; (2) uncertainties in the agricultural economy resulting from low commodity prices, weak demand for U.S. agricultural products and crop damage from natural disasters; (3) uncertainties as to the intended operation of the risk-based capital standards promulgated by FCA in the second quarter of 2001, which Farmer Mac is required to comply with by May 23, 2002; and (4) the implementation of additional statutory or regulatory restrictions applicable to Farmer Mac or restrictions on Farmer Mac's investment authority. These and other factors are discussed in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as filed with the Securities and Exchange Commission on August 14, 2001. The forward-looking statements contained herein represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, and to facilitate capital market funding for U.S. Department of Agriculture guaranteed farm program and rural development loans. Farmer Mac's Class C and Class A common stocks are listed on the New York Stock Exchange under the symbols AGM and AGMA, respectively. Additional information about Farmer Mac (as well as the Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's third quarter 2001 earnings and this press release will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Friday, October 19, 2001 and an audio recording of that call will be available on Farmer Mac's website after the call is concluded.



                    Federal Agricultural Mortgage Corporation
                          Consolidated Balance Sheets
                                 (in thousands)

                                           Sept. 30,       December 31,      Sept. 30,
                                            2001              2000             2000
                                          ----------       -----------      ------------
                                           (unaudited)      (audited)        (unaudited)
      Assets:
        Cash and cash equivalents        $  478,132         $ 537,871         $ 460,812
        Investment securities               989,343           836,757           896,301
        Farmer Mac guaranteed securities  1,705,578         1,679,993         1,599,822
        Loans                               141,001            30,279            21,943
        Financial derivatives                   864                 -                 -
        Interest receivable                  40,507            55,681            38,050
        Guarantee fees receivable             4,098             5,494             3,667
        Prepaid expenses and other assets    17,693            14,824            14,526
            Total assets                 $3,377,216        $3,160,899        $3,035,121
                                         -----------       -----------      ------------

      Liabilities and stockholders' equity:
        Notes payable:
         Due within one year              2,337,765       $ 2,201,691       $ 2,207,501
         Due after one year                 827,862           767,492           701,027
                                          ----------       -----------      ------------
         Total notes payable              3,165,627         2,969,183         2,908,528

        Financial derivatives                32,926                 -                 -
        Accrued interest payable             18,967            20,852            11,548
        Accounts payable and accrued         15,240            26,880             5,396
            expenses
        Reserve for losses                   14,744            11,323            10,026
                                          ----------       -----------      ------------
         Total liabilities                3,247,504         3,028,238         2,935,498
        Stockholders' equity                129,712           132,661            99,623
                                          ----------       -----------      ------------
       Total liabilities and             $3,377,216        $3,160,899        $ 3,035,121
        stockholders equity               ----------       -----------      ------------











                                                    Consolidated Statements of Operations
                                                  (in thousands, except per share amounts)
                                                 Quarter Ended             Nine Months Ended
                                              --------------------       --------------------
                                             Sept. 30,     Sept. 30,    Sept. 30,     Sept. 30,
                                              2001          2000          2001         2000
                                             -------       ------       -------       ------
                                                                 (unaudited)
  Interest income:
  Investments and cash equivalents           $15,604     $ 23,760      $ 53,840     $ 68,758
  Farmer Mac guaranteed securities            27,714       26,671        84,935       71,763
  Loans                                        1,842          586         3,185        2,332
                                              -------      -------      --------     -------
  Total interest income                       45,160       51,017       141,960      142,853
  Interest expense                            37,292       46,685       122,218      129,661
                                              -------      -------       -------     -------
  Net interest income                          7,868        4,332        19,742       13,192
  Gains/(Losses) on financial derivatives
    and trading assets                          (295)           -        (1,043)           -
  Other income:
   Guarantee fees                              4,177        2,972        11,273        8,309
   Miscellaneous                                 137           78           420          250
                                              -------       ------       -------       ------
  Total other income                           4,314        3,050        11,693        8,559
                                              -------       ------       -------       ------
  Total revenues                              11,887        7,382        30,392       21,751
  Expenses:
   Compensation and employee benefits          1,414        1,037         4,147        3,353
   Regulatory fees                               245          150           712          451
   General and administrative                    883          888         3,137        2,777
                                              -------       ------       -------       ------
  Total operating expenses                     2,542        2,075         7,996        6,581
  Provision for losses                         1,962        1,068         4,739        3,442
                                              -------       ------       -------       ------
  Total expenses                               4,504        3,143        12,735        10,023
                                              -------       ------       -------       ------
  Income before income taxes                   7,383        4,239        17,657        11,728
  Income tax provision                         2,455        1,505         6,132         4,164
                                              -------       ------       -------       ------
  Net income before cumulative effect          4,928        2,734        11,525         7,564
  Cumulative effect of change
   in accounting principles, net of tax          -              -          (726)           -
                                              -------       ------       -------       ------
  Net income                                 $ 4,928       $ 2,734      $ 10,799      $ 7,564
                                              -------       ------       -------       ------
  Earnings per share:
    Basic earnings per share                 $ 0.43        $ 0.25       $ 0.95        $ 0.69
    Diluted earnings per share               $ 0.41        $ 0.24       $ 0.91        $ 0.66
  Earnings per share excluding cumulative
   effect of change in accounting principles:
    Basic earnings per share                 $ 0.43        $ 0.25       $ 1.02        $ 0.69
    Diluted earnings per share               $ 0.41        $ 0.24       $ 0.98        $ 0.66
  Operating earnings per share:*
    Basic earnings per share                 $ 0.44        $ 0.25       $ 1.05        $ 0.69
    Diluted earnings per  share              $ 0.42        $ 0.24       $ 1.01        $ 0.66
  *  operating earnings per share excludes the cumulative effect of FAS 133 and its ongoing effects during 2001.



                    Federal Agricultural Mortgage Corporation
                            Supplemental Information


      The following tables present quarterly and annual information regarding loan purchases and guarantees, outstanding guarantees and delinquencies.

                  Farmer Mac Purchases and Guarantees
--------------------------------------------------------------------------------
                                 Farmer Mac I
                             --------------------
                             Loans & AMBS   LTSPC    Farmer Mac II     Total
                             ------------ --------   --------------    ------
                                      (in thousands)
 For the quarter ended:
        September 30, 2001   $ 69,561      $246,472    $ 42,396      $358,429
        June 30, 2001          85,439       499,508      57,012       641,959
        March 31, 2001         48,600        49,695      47,707       146,002
        December 31, 2000      45,727       180,502      36,029       262,258
        September 30, 2000    292,658       158,291      40,036       490,985
        June 30, 2000          45,578        34,409      94,870       174,857
        March 31, 2000         58,283            -       22,570        80,853
        December 31, 1999     168,828       229,984      18,511       417,323

For the year ended:
        December 31, 2000     442,246       373,202     193,505     1,008,953
        December 31, 1999     568,236       637,685     116,148     1,322,069





                                                              Outstanding Guarantees (1)
---------------------------------------------------------------------------------------------------------------------------
                                               Farmer Mac I
                               -----------------------------------------
                                        Post-1996 Act
                               --------------------------
                               Loans & AMBS     (2)LTSPC    Pre-1996 Act  Farmer Mac II    Total      Held in Portfolio (3)
                               -------------    ---------   ------------  -------------    -----      ---------------------
                                                                 (in thousands)
     As of:
        September 30, 2001     $ 1,605,160    $ 1,731,861    $ 58,813      $608,944     $ 4,004,778     $ 1,804,391
        June 30, 2001            1,572,800      1,537,061      65,709       579,251       3,754,821       1,763,676
        March 31, 2001           1,466,443      1,083,528      72,646       549,003       3,171,620       1,648,896
        December 31, 2000        1,615,914        862,804      83,513       517,703       3,079,934       1,581,905
        September 30, 2000       1,621,516        707,850      92,536       491,820       2,913,722       1,571,315
        June 30, 2000            1,354,623        575,143     100,414       467,352       2,497,532       1,292,359
        March 31, 2000           1,310,710        551,423     107,403       387,992       2,357,528       1,268,889
        December 31, 1999        1,266,522        575,097     118,214       383,266       2,343,099       1,237,623

                               Farmer Mac I Delinquencies (4)
------------------------------------------------------------------------------
                                                               Distribution of Post-1996
                       Post-1996   Pre-1996                       Act Delinquencies -
  As of:                 Act          Act       Total         UPB as of Sept. 30, 2001
                       ---------  ---------   ---------         --------------------
                            (by original loan-to-value ratio)
  September 30, 2001   2.16%        4.66%       2.21%            0.00% to 40.00%     3%
  June 30, 2001        1.72%        3.69%       1.77%           40.01% to 50.00%    10%
  March 31, 2001       2.62%        5.83%       2.72%           50.01% to 60.00%    41%
  December 31, 2000    1.25%        6.49%       1.44%           60.01% to 70.00%    43%
  September 30, 2000   1.80%        5.55%       1.96%           70.01% to 80.00%     3%
  June 30, 2000        1.25%        4.12%       1.41%                           ---------
  March 31, 2000       1.45%        4.89%       1.65%                    Total     100%
                                                                                ---------


(1) Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Farmer Mac II loans are guaranteed by the U.S.
     Department of Agriculture.
(2)  Periods prior to June 30, 2001 include only AMBS.
(3)  Included in total outstanding guarantees.
(4)  Includes loans 90 days or more past due, in foreclosure or in bankruptcy.
